FLIR Systems Announces Preliminary Revenue and EPS Results for Second Quarter 2011

PORTLAND, OR -- (Marketwire - July 14, 2011) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced preliminary revenue and earnings per share results for the second quarter of fiscal year 2011. FLIR expects to post revenues of approximately $390 million and earnings per share of approximately $0.18 for the three months ended June 30, 2011; excluding the net after tax impact of a previously announced litigation settlement and related expenses, earnings per share for the three months ended June 30, 2011, is expected to be approximately $0.35. Results for the Company's Commercial Systems division remained strong, while continued weak demand in the Government Systems division negatively impacted results for the quarter. Management is evaluating its previously announced guidance for the full year 2011 and will provide updated guidance on its second quarter earnings call on Friday July 22, 2011.

FLIR will release full results for the second quarter of 2011 on Friday, July 22, 2011, at approximately 7:30 a.m. ET (4:30 a.m. PT). Additionally, management has scheduled a conference call at 8:00 a.m. ET (5:00 a.m. PT) that morning to discuss the results for the second quarter. A simultaneous webcast of the conference call may be accessed online from the Upcoming Events link at the Investor Relations page of www.FLIR.com. A replay will be available after 11:00 a.m. ET (8:00 a.m. PT) at this same Internet address. For a telephone replay, dial (800) 642-1687, Conference ID #83189472 after 11:00 a.m. ET.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com